Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132111 on Form S-8 of our report dated June 29, 2007, relating to the financial statements and financial statement schedule of the United Airlines Ground Employee 401(k) Plan (which report expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of FASB Staff Position AAG INV-1 and SOP 94-4-1) appearing in this Annual Report on Form 11-K of the United Airlines Ground Employee 401(k) Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 29, 2007